Exhibit 99.1

December 29, 2003

Dear Member:

We are pleased to announce that on December 23, 2003, the Husker Ag Board of Directors approved a distribution to members of record as of January 5, 2004 . The amount of the distribution is $150.00 per membership unit and the distribution is to be made on or before February 6, 2004.

Our plant continues to run very well. We are focusing on improving efficiencies to increase the yield per bushel of corn and to reduce costs incurred to produce a gallon of alcohol. Currently, we are producing at a rate of approximately 25 million gallons per year, which we believe is close to maximum efficiency for the plant.

Also enclosed is a copy of a Form 8-K, which the Company filed with the SEC on December 29, 2003, disclosing the distribution, recent developments relating to the Company's debt financing with Stearns Bank, N.A. and the status of the Company's on-line alternative trading system. A copy of the Form 8-K and the exhibits are available at www.sec.gov.

Have a Happy Holiday Season!

Allen Sievertsen
General Manager